Exhibit 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                               SAN JOAQUIN BANCORP

ARTICLE ONE:   NAME
               ----

               The name of this corporation is:

               SAN JOAQUIN BANCORP


ARTICLE TWO:   PURPOSES
               --------

               The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.


ARTICLE THREE: AGENT FOR SERVICE OF PROCESS
               ----------------------------

               The name and complete business address in the State of California of the corporation's initial agent for service of process is:

               Stephen M. Annis
               4600 California Avenue
               Bakersfield, CA  93309


ARTICLE FOUR:  CAPITALIZATION
               --------------

               This corporation is authorized to issue two classes of shares designated "Common Stock," and "Preferred Stock," respectively. The number of shares of Common Stock authorized to be issued is 20,000,000, and the number of shares of Preferred Stock authorized to be issued is 5,000,000. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

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ARTICLE FIVE:  LIMITATION ON LIABILITY OF DIRECTORS AND
               ----------------------------------------
               INDEMNIFICATION OF AGENTS
               -------------------------

               The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code and to the fullest extent permissible under California law, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code. This corporation is authorized to purchase and maintain insurance on behalf of its agents against any liability asserted against or incurred by the agent in such capacity or arising out of the agent's status as such. Any amendment, repeal or modification of any provision of this Article Five shall not adversely affect any right or protection of an agent of the corporation existing at the time of such amendment, repeal or modification. If after the effective date of this Article Five, California law is amended in a manner which permits a corporation to indemnify its agents or limit the monetary or other liability of its directors to a greater extent than is permitted on such effective date, the reference in this Article to "California law" shall to that extent be deemed to refer to California law as so amended.


ARTICLE SIX:   ACTION WITHOUT MEETING
               ----------------------

               Any action required to be taken at any annual or special meeting of shareholders of this corporation, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; provided that the board of directors of this corporation, by resolution, shall have previously approved such action.

ARTICLE SEVEN: CUMULATIVE VOTING
               -----------------

               No holder of any class of stock of the corporation shall be entitled to cumulative votes in connection with any election of directors of the corporation. This provision shall become effective only when the corporation becomes a listed corporation within the meaning of
        Section 301.5 of the Corporations Code.

        Dated: April 25, 2006


                                             /s/ Bruce Maclin
                                        ---------------------------------
                                        Bruce Maclin, Incorporator